Exhibit 10.15

Management Incentive Plan

Employees in Job Levels M9 & Above

Objective
The purpose of the Management Incentive Plan (the “Plan”) is to reinforce individual employee behaviors that contribute to the mission, values, growth and profitability of Vail Resorts, Inc. and its wholly owned subsidiaries (collectively, the “Company”) by:

Rewarding and recognizing performance in one or more of the following areas:
•Financial results for each fiscal year compared to targets determined at the beginning of each fiscal year. Such results and targets are defined in the Plan Funding section.
•Individual employee performance, including adherence to the Company’s mission and values.

Effective Dates
The Plan is effective August 1, 2026 and will remain in effect until amended or terminated. The “Plan Year” will run concurrently with the Company’s fiscal year (August 1 to July 31).

Eligibility
All full-time employees of the Company at job levels M9 and above as identified in the Company’s job architecture are eligible to participate in the Plan.

Plan Funding
The funding at the end of the fiscal year for all eligible employees is based on the Company’s final Resort Reported EBITDA (earnings before interest, taxes, depreciation and amortization) results compared to the budgeted Resort Reported EBITDA Results and the eligible employee’s incentive target amounts as determined by the Compensation Committee and as defined in Exhibits A and B.

For all eligible employees under this Plan, the Plan is 100% funded based on Resort Reported EBITDA for the entire Company for the respective fiscal year.

Resort Reported EBITDA Results for the Company include results from all Mountain Resort operations and Lodging operations.

The maximum amount that may be earned as an award under the Plan for any Plan Year by any one eligible employee shall be $4,000,000.

Funding Variable
At each fiscal year-end, the funding will be based on the percentage of the applicable EBITDA target achieved. The schedule attached hereto as Exhibit A is used to determine the percent of the target incentive funded by Resort Reported EBITDA performance. The Compensation Committee will establish the Resort Reported EBITDA performance targets and corresponding funding levels and may amend Exhibit A by the end of the first quarter of each fiscal year and while the attainment of such goals is substantially uncertain. Resort Reported EBITDA results are rounded to the nearest whole percentage using simple rounding.

Target Percentages
The target bonus percentages for employees are determined by the Compensation Committee in its sole discretion on a yearly basis by the end of the first quarter of each fiscal year and while the attainment of Resort Reported EBITDA performance targets are substantially uncertain.

Target Incentives
The individual targets for eligible employees are a percentage of the employee's base salary as of the last day of the Plan Year, subject to proration as detailed below.

Individual Performance Rating Multiplier
For all employees excluding the Chief Executive Officer, the target incentive will be influenced based on individual performance. The Chief Executive Officer’s total bonus will be equal to, and based solely on, the funded target incentive amount. An individual’s performance rating will be determined by the Chief Executive Officer through the annual performance review process. The applicable performance rating determines the individual performance multiplier shown in Exhibit B. Individual performance ratings, as displayed in Exhibit B, can multiply the incentive payment by 0% to 130% of the target amount as displayed in Exhibit A. An example payout calculation can be found in Exhibit B.

Proration for Target Incentive Changes
Eligible employees whose target incentive changes during the Plan Year will receive a prorated payment based on the number of days each target incentive level was in effect, as determined by the effective date of the change.
Proration for Base Salary Changes
Eligible employees whose base salary changes during the Plan Year will receive a prorated payment based on the number of days each base salary level was in effect, as determined by the effective date of the change.
Proration for New Hires
An employee hired into a position eligible for this Plan will receive a prorated incentive for the Plan Year based on the number of days they are eligible, as determined by their hire date. An employee hired during the fourth quarter of the Plan Year will not be eligible to receive a payment for that Plan Year, except at the sole discretion of the Compensation Committee.

Proration for Leave of Absence
Employees who have a paid or unpaid leave of absence (not including PTO or FTO) that lasts more than 30 continuous days during the Plan Year will receive a prorated payment, unless required otherwise by applicable law or authorized in the sole discretion of the Compensation Committee. The proration will account for any time on leave beyond 30 continuous days. Employees who take a leave of absence lasting 30 or fewer continuous calendar days will not have their payment prorated.

Plan Payments
Individual incentive determinations calculated in accordance with the terms of this Plan will be paid in cash or pursuant to equity awards granted under the Company’s equity compensation plan, or a combination thereof, at the discretion of the Compensation Committee, minus applicable deductions and withholding as required by law, by the close of the first quarter following the previous fiscal year end.

Termination of Employment
Incentive payments under the Plan do not vest until the date Plan payments are made. To be eligible to receive a payment, a participant must be employed by the Company on the date Plan payments are made. Employees whose employment ends prior to the payment date under the Plan for any fiscal year will not be eligible, subject to the discretion of the Compensation Committee. However, if an otherwise eligible employee is not employed as of the date Plan payments are made due to death or long-term disability under the Company’s long-term disability plan, such employee, if he or she would have otherwise received a payout under the Plan but for his or her death or disability, shall be entitled to receive a pro-rated (by month) payment for the portion of the fiscal year the employee was actively employed.
If an employee terminates employment and is subsequently rehired, eligibility under this Plan restarts with the employee’s rehire date.

Restatement of Financial Results
In the event that the board of directors of the Company (the “Board”) determines that an accounting restatement is necessary, or our company is otherwise directed to prepare an accounting restatement as a result of material noncompliance with any applicable legally required financial reporting requirements, the Board will review all incentive payments made to executive officers on the basis of having met or exceeded specific performance targets and, if such payments would have been lower had they been calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of our company such payments made in excess of the amount that would have been paid based on the restated results in compliance with our company’s executive compensation clawback policy. This will apply to all incentive payments made during the three completed fiscal years prior to the restatement. For purposes of this policy, the term “executive officers” applies to employees eligible under this Plan that meet the definition in Rule 3b-7 under the Securities Exchange Act of 1934, as amended, and the term “incentive payments” includes bonuses and awards under the Plan.
Plan Administration, Modification and Discontinuance
This Plan is administered by the Compensation Committee. The Compensation Committee has sole authority to interpret the Plan and to make, amend, or nullify any rules and procedures deemed necessary for proper Plan administration, including with respect to, performance targets, results and extraordinary events. The Resort Reported EBITDA performance targets and corresponding funding levels may be adjusted for acquisitions, divestitures, or Board-imposed unbudgeted expenses in the sole discretion of the Compensation Committee. No Plan payouts will be made until and unless the Compensation Committee has certified that the performance goals and all other material terms have been satisfied. The Compensation Committee has the sole discretion to modify the application of this Plan.
Continued Employment
The Plan is not intended to and does not give any employee the right to continued employment with the Company. The Plan does not create a contract of employment with any employee and does not alter the at-will nature of any employee’s employment with the Company including, for U.S. employees, employment-at-will.

Exhibit A – Resort Reported EBITDA Funding Matrix
This chart is representative. Actual payout funding will be determined in accordance with the Company’s approved EBITDA funding schedule.

Percent of the Resort Reported EBITDA Target Obtained for Vail Resorts	Percent of Incentive Target Funded- Job Level M9+
<80%	0.0%
80%	15.00%
81%	16.00%
82%	17.00%
83%	18.00%
84%	19.00%
85%	20.00%
86%	21.00%
87%	22.00%
88%	23.00%
89%	24.00%
90%	25.00%
91%	30.00%
92%	35.00%
93%	40.00%
94%	45.00%
95%	50.00%
96%	60.00%
97%	70.00%
98%	80.00%
99%	90.00%
100%	100.00%
101%	107.50%
102%	115.00%
103%	122.50%
104%	130.00%
105%	137.50%
106%	145.00%
107%	152.50%
108%	160.00%
109%	167.50%
110%	175.00%
111%	177.50%
112%	180.00%

Resort Reported EBITDA Funding Matrix - continued

Percent of the Resort Reported EBITDA Target Obtained for Vail Resorts	Percent of Incentive Target Funded- Job Level M9+
113%	182.50%
114%	185.00%
115%	187.50%
116%	190.00%
117%	192.50%
118%	195.00%
119%	197.50%
>=120%	200.00%

Exhibit B – Performance Rating Multiplier

The following table illustrates how an individual’s performance rating affects the overall Management Incentive Plan Payout.

Performance Rating Chart
Performance Rating	% Multiplier on Incentive
Greatly Exceeds Expectations	130%
Exceeds Expectations	115%
Achieves Expectations	100%
Meets Most Expectations	70%
Meets Some Expectations	0%

Example Payout:

Item	Calculation/Result
Job Level	M9
Annual Salary	$200,000
Target Incentive %	42.5%
Target Incentive $	$200,000 * 42.5% = $85,000
Resort Reported EBITDA Results	101% of target
Resort Reported EBITDA Funding	107.5%
Funded Incentive	$85,000 * 107.5% = $91,375
Individual Performance Rating	Achieves Expectations
Performance Modifier	100% of funded incentive
Final Incentive Payout	$91,375 * 100% = $91,375